Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

of

ENVISION HEALTHCARE HOLDINGS, INC.

dated as of August 19, 2013

Exhibit A — Joinder Agreement

i

THIS STOCKHOLDERS AGREEMENT (as amended from time to time, this “Agreement”) is entered into as of August 19, 2013, among ENVISION HEALTHCARE HOLDINGS, INC., a Delaware corporation (and any successor in interest thereto, the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereof and any Person who executes a Joinder Agreement in the form of Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”).  Capitalized terms used herein without definition have the meaning given to them in Section 1.1.

RECITALS

WHEREAS, the Company is undertaking an underwritten initial public offering (the “IPO”) of shares of its common stock, par value $0.01 per share; and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and the Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Company and the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Agreement” has the meaning given to such term in the preamble.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or other voting securities of the Company shall be calculated in accordance with the provisions of such Rule.

“Board” means the Board of Directors of the Company.

“By-laws” means the Amended and Restated By-laws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Charter.

“CD&R Designee” has the meaning given to such term in Section 2.1(b).

“Chairman” has the meaning given to such term in Section 2.1(e).

“Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Closing Date” has the meaning set forth in the Recitals.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company including any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including, without limitation, with respect to any stock split or stock dividend, or a successor security.

“Company” has the meaning given to such term in the preamble.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Group” has the meaning given to such term in Section 13(d)(3) of the Exchange Act.

“Information” means all confidential information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise, together with all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (i) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives, (ii) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to such Stockholder’s knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to such Stockholder by a contractual, legal or fiduciary obligation, (iii) is independently developed by a Stockholder or its Representatives or Affiliates on its own behalf without use of any of the confidential information or (iv) was in such Stockholder’s, its Affiliates’ or its Representatives’ possession prior to the date of this Agreement.

“Permitted Transferee” means with respect to any Stockholder, an Affiliate of such Stockholder, including to any investment fund or other entity controlled or managed by, or under common control or management with, such Stockholder; provided, however, that any such transferee agrees in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, however, that in no event shall any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder constitute a “Permitted Transferee”.  Any Stockholder shall also be a Permitted Transferee of the Permitted Transferees of itself.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of any two or more of the foregoing.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including in the case of Stockholders any person designated for nomination by the Board as a Director by the Stockholders.

“Stockholder” and “Stockholders” have the meanings given to such terms in the preamble.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner, managing member or otherwise exercises similar management control.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Common Stock beneficially owned by a Person or any interest in any shares of Common Stock beneficially owned by a Person.

1.2                               Other Definitional Provisions.

(a)                                 The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

2.1                               Board Representation.

(a)                                 Following the Closing Date, the Stockholders shall have the right, but not the obligation, to designate for nomination by the Board as Directors a number of designees equal to at least:  (i) at least a majority of the total number of Directors comprising the Board at such time as long as the Stockholders collectively beneficially own at least 50% of the outstanding shares of the Company’s Common Stock; (ii) at least 40% of the total number of Directors comprising the Board at such time as long as the Stockholders collectively beneficially own at least 40% but less than 50% of the outstanding shares of Company’s Common Stock; (iii) at least 30% of the total number of Directors comprising the Board at such time as long as the Stockholders collectively beneficially own at least 30% but less than 40% of the outstanding shares of Company’s Common Stock; (iv) at least 20% of the total number of Directors comprising the Board at such time as long as the Stockholders collectively beneficially own at least 20% but less than 30% of the outstanding shares of Company’s Common Stock; and (v) at least 5% of the total number of Directors comprising the Board at such time as long as the Stockholders collectively beneficially own at least 5% but less than 20% of the outstanding shares of Company’s Common Stock.  For purposes of calculating the number of CD&R Designees that the Stockholders are entitled to designate for nomination pursuant to the formula outlined above, any fractional amounts would be rounded to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of the Board.

(b)                                 In the event that the Stockholders have designated for nomination by the Board less than the total number of designees the Stockholders shall be entitled to designate for nomination pursuant to Section 2.1(a), the Stockholders shall have the right, at any time, to designate for nomination such additional designees to which they are entitled, in which case, the Company and the Directors shall take all necessary corporation action, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to (x) enable the Stockholders to designate for nomination and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise, and (y) to designate such additional individuals designated for nomination by the Stockholders to fill such newly-created vacancies or to fill any other existing vacancies.  Each such individual whom the Stockholders shall actually designate for nomination pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “CD&R Designee.”

(c)                                  In the event that a vacancy is created at any time by the death, retirement or resignation of any Director designated by the Stockholders pursuant to this Section 2.1, the remaining Directors and the Company shall, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), cause the vacancy created thereby to be filled by a new designee of the Stockholders, if such Director was designated by the Stockholders, as soon as possible, and the Company hereby agrees to take, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), at any time and from time to time, all actions necessary to accomplish the same.

(d)                                 The Company agrees, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors the individuals designated pursuant to this Section 2.1 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof.  The Company is entitled to identify such individual as a CD&R Designee pursuant to this Agreement.

(e)                                  For so long as the Stockholders collectively beneficially own at least 30% of the outstanding shares of the Company’s Common Stock, a CD&R Designee shall serve as the Chairman of the Board (“Chairman”) and in such capacity as Chairman shall preside over meetings of the Board and the stockholders, among other duties.

2.2                               Available Financial Information.  Upon written request of the Stockholders, the Company will deliver, or cause to be delivered, to the Stockholders or their designated Representatives:

(a)                                 as soon as available after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board;

(b)                                 an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company (the “Annual Budget”), no later than 30 days before the beginning of the Company’s next fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the chief executive officer or chief financial officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results.  Any material changes in such Annual Budget shall be delivered to the Stockholders as promptly as practicable after such changes have been approved by the Board;

(c)                                  as soon as available after the end of each fiscal year of the Company, and in any event within 90 days thereafter, (i) the annual financial statements required to be filed by the Company pursuant to the Exchange Act, (ii) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company and (iii) a Company-prepared comparison to the Annual Budget for such year as approved by the Board; and

(d)                                 as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, (i) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act, (ii) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and (iii) a Company-prepared comparison to the corresponding periods of the previous fiscal year and to the Annual Budget then in effect as approved by the Board, all of the information to be provided pursuant to this Section 2.2(d) in reasonable detail and certified by the principal financial or accounting officer of the Company.

(e)                                  Notwithstanding anything to the contrary in Sections 2.2(c) and (d), the Company may satisfy its obligations thereunder (other than its obligations under Sections 2.2(c)(iii) and 2.2(d)(iii)) by (i) providing the financial statements of any wholly-owned Subsidiary of the Company to the extent such financial statements reflect the entirety of the operations of the business or (ii) filing such financial statements of the Company or any wholly-owned Subsidiary of the Company whose financial statements satisfy the requirements of clause (i), as applicable, with the Securities and Exchange Commission on EDGAR or in such other manner as makes them publicly available.  The Company’s obligation to furnish the materials described in Sections 2.2(c) and (d) shall be satisfied so long as it transmits such materials to the Stockholders within the time periods specified therein, notwithstanding that such materials may actually be received after the expiration of such periods.

2.3                               Other Information.  The Company covenants and agrees to deliver to the Stockholders, upon written request, so long as the Stockholders shall collectively beneficially own at least 5% of the outstanding shares of Common Stock, with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by the Stockholders; provided that the Company reserves the right to withhold any information under this Section 2.3 or access under Section 2.4 from a Stockholder if the Board determines that providing such information or granting such access would reasonably be expected to adversely affect the Company on a competitive basis or otherwise.  Each Stockholder shall have access to such other information concerning the Company’s business or financial condition and the Company’s management as may be reasonably requested, including all rights necessary to satisfy venture capital operating company requirements applicable to such Stockholder.

2.4                               Access.  The Company shall, and shall cause its Subsidiaries, officers, Directors, employees, auditors and other agents to (a) afford the Stockholders and their respective Representatives so long as the Stockholders shall collectively beneficially own at least 5% of the outstanding shares of Common Stock, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices and other facilities and to all books and records, and (b) afford the Stockholders the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as each of the Stockholders may reasonably request upon reasonable notice.

2.5                               Termination of Rights.  This Agreement shall terminate on the earlier to occur of (a) such time as the Stockholders are no longer entitled to nominate a Director pursuant to Section 2.1(a) of this Agreement and (b) upon the delivery of a written notice by the Stockholders to the Company requesting that this Agreement terminate.

ARTICLE III

MISCELLANEOUS

3.1                               Confidentiality.  Each party hereto agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent any party hereto from disclosing such Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (c) to the extent required by law or legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder, (e) to other Stockholders, (f) to such party’s Representatives that in the reasonable judgment of such party need to know such Information or (g) to any potential Permitted Transferee of a Stockholder to whom such proposed Transfer would be permitted in accordance with Section 3.3 as long as such Permitted Transferee agrees to be bound by the provisions of this Section 3.1 as if a Stockholder; provided further that, in the case of clause (a), (b) or (c), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

3.2                               Amendments and Waivers.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the Stockholders.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

3.3                               Successors, Assigns and Permitted Transferees.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Any Stockholder may assign its rights and obligations hereunder to any Permitted Transferee.

3.4                               Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)                                 if to the Company, to:

Envision Healthcare Holdings, Inc.

6200 S. Syracuse Way

Suite 200

Greenwood Village, CO 80111

Attention:  General Counsel

Fax:  (303) 495-1800

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Peter J. Loughran, Esq.
Fax:  (212) 909-6836

(b)                                 if to a Stockholder, to:

Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, New York 10152
Attention:  Theresa A. Gore
Fax:  (212) 407-5252

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Peter J. Loughran, Esq.
Fax:  (212) 909-6836

(c)                                  if to any other Stockholder, to the address of such other Stockholder as shown in the stock record book of the Company.

3.5                               Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.  To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Stockholder being deprived of the rights contemplated by this Agreement.

3.6                               Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or agreement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement, and this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

3.7                               Restrictions on Other Agreements; By-laws.  The provisions of this Agreement shall be controlling if any such provision or the operation thereof conflicts with the provisions of the By-laws.  Each of the parties covenants and agrees to take, or cause to be taken, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), any action reasonably requested by the Company or any Stockholder, as the case may be, to amend the By-laws so as to avoid any conflict with the provisions hereof, including, in the case of the Stockholders, to vote their shares of Common Stock.

3.8                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof to the extent that such principles would require or permit the application of laws of another jurisdiction.

3.9                               Jurisdiction and Forum; Waiver of Jury Trial.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed.  In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 3.4.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

3.10                        Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

3.11                        Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

3.12                        Titles and Subtitles.  The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

3.13                        Effectiveness.  This Agreement shall become effective upon the Closing Date.

3.14                        No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, Director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

3.15                        Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signature(s).

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

ENVISION HEALTHCARE HOLDINGS, INC.

By:	/s/ Craig A. Wilson
	Name:	Craig A. Wilson
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page - Stockholders Agreement]

CLAYTON, DUBILIER & RICE FUND VIII, L.P.

By: CD&R Associates VIII, Ltd., its general partner

By:		/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

CD&R EMS CO-INVESTOR, L.P.

By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary

CD&R FRIENDS AND FAMILY FUND VIII, L.P.

By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary

CD&R ADVISOR FUND VIII CO-INVESTOR, L.P.

By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary

[Signature Page - Stockholders Agreement]

Exhibit A

JOINDER AGREEMENT

Reference is made to the (i) Stockholders Agreement, dated as of August [•], 2013 (as amended from time to time, the “Stockholders Agreement”), among the Company and certain stockholders of the Company party thereto.  The undersigned agrees, by execution hereof, to become a party to, and to be subject to the rights and obligations under, the Stockholders Agreement.

[NAME]

By:
Name:
Title:

Date:

Address:

Acknowledged by:

ENVISION HEALTHCARE HOLDINGS, INC.

By:
Name:
Title:

Date: